UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 10, 2012

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

5 Centerpointe Drive, Suite 400 Lake Oswego, Oregon	97035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(971) 204-0382

110 Crenshaw Lake Road, Lutz, Florida 33548

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Since October 11, 2012, CytoDyn Inc. (the “Company”) has issued $3,728,750 in unsecured convertible notes to investors. The notes are convertible at the election of the holder into shares of the Company’s common stock at a fixed conversion price of $.75 per share. The principal is due in full three years following issuance. The notes bear interest at rates that range from 5% to 10% per year, payable in cash semiannually in arrears. In connection with the sale of the notes, warrants to purchase a total of 4,771,665 shares of the Company’s common stock with exercise prices ranging from $1.50 to $2.00 per share were issued. The warrants are currently exercisable in full and will expire in October 2014.

Item 3.02. Unregistered Sales of Equity Securities.

On October 10, 2012, the board of directors (the “Board”) of the Company granted nonqualified stock options to purchase a total of 140,000 shares of common stock to four individuals as consideration for consulting services and nonqualified stock options to purchase a total of 225,000 shares of common stock to two executive officers. All of the options have a three-year term and an exercise price of $1.80 per share. One-half of the options granted to the consultants vested on October 10, 2012, and the other half will vest on April 10, 2013. One-half of the options granted to the executive officers vested on October 10, 2012, and the other half will vest on October 10, 2013.

The Company relied on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 in connection with the issuance of the options to the consultants and executive officers.

Since October 11, 2012, the Company has sold a total of $3,728,750 in unsecured convertible notes in a private placement to 11 individuals, two entities and one trust in exchange for cash in an equal amount. Each purchaser of notes is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended. The notes are convertible at the election of the holder into shares of common stock at a fixed conversion price of $.75 per share. In connection with the sale of the notes, warrants for a total of 4,771,665 shares of common stock were issued which are currently exercisable in full and will expire in October 2014. Of the warrants, 916,667 shares have an exercise price of $1.50 per share and 3,854,998 shares have an exercise price of $2.00 per share.

The Company relied on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and Rule 506 promulgated thereunder in connection with the issuance of the notes and warrants.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 10, 2012, the Board increased the size of the Board by one and appointed Richard Trauger, the Company’s Chief Scientific Officer, to serve as a director of the Company.

Dr. Trauger is not currently expected to serve on any Board committees.

No arrangement or understanding exists between Dr. Trauger and any other person pursuant to which Dr. Trauger was appointed as a director. As an executive officer of the Company, Dr. Trauger will not receive any additional compensation for his services as a director of the Company.

(e) On October 10, 2012, the Board granted 125,000 nonqualified stock options to Nader Pourhassan, the Company’s interim President and Chief Executive Officer, and 100,000 nonqualified stock options to Dr. Trauger. The exercise price of the options is $1.80 per share. Fifty percent of the options vested on October 10, 2012, and the remaining options will vest on October 10, 2013. The options will expire on October 10, 2015.

Item 8.01. Other Events.

On October 10, 2012, the Board approved the relocation of the Company’s principal executive offices to 5 Centerpointe Drive, Suite 400, Lake Oswego, Oregon 97035.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: October 16, 2012	By:	/s/ Nader Pourhassan
Nader Pourhassan
Interim President and Chief Executive Officer